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                                                                    EXHIBIT 8.1
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                    [PricewaterhouseCoopers, LLP Letterhead]

September 10, 2003



Mr. Sanford Belden
Community Bank System, Inc.
5790 Widewaters Parkway
DeWitt, New York 13214-1850

Dear Mr. Belden:


You have requested our opinion regarding certain Federal income tax consequences of a merger involving Grange National Banc Corporation ("Target"), and Community Bank System, Inc. ("Acquiring"), pursuant to an Amended and Restated Agreement and Plan of Merger (the "Agreement") dated , June 7, 2003, by and between Target and Acquiring.

In connection with the rendering of this opinion, we have reviewed (1) the Proxy Statement/Prospectus filed with the Securities and Exchange Commission on August 13, 2003 by Acquiring (the "Proxy Statement"), (2) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 13, 2003 by Acquiring (the "Registration Statement"), and (3) the Agreement. In addition, we have relied upon representations made by Acquiring and Target in their representation letters dated September 10, 2003 and September 8, 2003 respectively (the "Representations"). We have not independently verified the accuracy or completeness of such information. Capitalized terms not otherwise defined in this letter shall have the meaning set out in the Registration Statement or the Agreement.


We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement. In giving such consent we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Unless otherwise indicated, all section ("Section" or "ss.") references are to the Internal Revenue Code of 1986, as amended (the "Code" or "I.R.C."), and the regulations promulgated thereunder (the "Regulations" or "Treas. Reg."). All references to the "IRS" and the "Service" are to the Internal Revenue Service.

                                   BACKGROUND

Acquiring is a publicly held bank holding company that was organized in Delaware in April 1983. Community Bank, N.A. ("Community Bank") is a national banking association that is wholly owned by Acquiring.

As of the date of the Agreement, the authorized capital stock of Acquiring consists of 500,000 shares of preferred stock, par value $1.00 per share, none of which was issued and outstanding; and

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September 10, 2003
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20,000,000 shares of common stock, no par value, of which 13,037,391 shares were issued and outstanding and no shares were held in Treasury. All outstanding common stock is publicly traded.

Target is a financial holding company organized in Pennsylvania and engaged in an ongoing business. Grange National Bank ("GNB") is a national banking association and the principal banking subsidiary of Target.

As of the date of the Agreement, the authorized capital stock of Target consists of 1,000,000 shares of preferred stock, par value $5.00 per share, of which no shares were issued and outstanding; and 5,000,000 shares of common stock, of which 1,635,985 shares were issued and outstanding and 82,754 shares were held in Treasury. An aggregate of 244,042 shares of Target common stock are reserved for existing and future grants under the Stock Option Plans, pursuant to which options to purchase a total of 192,620 shares of common stock are issued and outstanding on the date of the Agreement (of which options to purchase an aggregate of 186,606 shares are currently exercisable). Except for such options, there are no outstanding options, warrants, commitments or any similar rights in existence for the purchase of, or which encumber in any way, Target's common stock. All of Target's outstanding common stock is traded in the over-the-counter market.

                             PROPOSED REORGANIZATION

For what are represented to be valid business reasons as set forth in the Proxy Statement, Acquiring proposes to acquire Target in a transaction described in the Agreement summarized below.


1 Target will merge with and into Acquiring, with Acquiring being the surviving entity, in accordance with the terms of the Agreement, (which constitutes a plan of reorganization), and the laws of the states of Delaware and Pennsylvania (the "Merger").


2. Pursuant to the Merger, the separate corporate existence of Target will cease. Acquiring will acquire substantially all of the assets and will assume all of the liabilities of Target.


3. On the Effective Date of the Merger, the nondissenting shareholders of Target will be entitled to receive either (i) common shares of Acquiring based upon the Exchange Ratio determined in the Agreement ("All Stock Election"); (ii) cash, at the rate of $42.50 for each share of Target stock ("All Cash Election"); or (iii) common shares of Acquiring equal to 70% and cash equal to 30% of the aggregate number of Target shares held by a shareholder ("Mixed Election").

4. If holders of more than 45% of Target shares elect to receive cash pursuant to the All Cash Election or the Mixed Election or dissent to the Merger, the number of shares otherwise entitled to cash consideration pursuant to the All Cash Election will be reduced pro rata and added to the number of shares entitled to stock consideration so that aggregate cash consideration does not exceed 45% of the entire merger consideration.


5. If holders of fewer than 30% of Target shares elect to receive cash, the number of shares otherwise entitled to all stock consideration would be reduced pro rata and added to the

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September 10, 2003
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     number of shares entitled to the all cash consideration so that the aggregate cash consideration is at least 30% of the entire merger consideration.

6. Dissenting shareholders of Target who perfect their rights will be entitled to receive cash from Acquiring equal to the fair market value of their shares of Target.

7. Subsequent to the Merger, GNB, which will have become a wholly owned subsidiary of Acquiring, will merge into Community Bank under the National Bank Act, with Community Bank continuing as the surviving bank.

                                 REPRESENTATIONS


The following additional representations have been made in connection with the proposed transaction:


1. The fair market value of the Acquiring common stock, cash, or combination thereof received by each shareholder of Target will be approximately equal to the fair market value of the Target common stock surrendered in the exchange. The formulas set forth in the Agreement for the exchange of Acquiring shares for Target stock, and the other terms of the Agreement, are the results of arm's-length bargaining.

2. The Merger will qualify as a statutory merger under Delaware and Pennsylvania State law.

3. Acquiring has no plan or intention to reacquire any of its stock issued in the Merger.

4. The liabilities of Target to be assumed by Acquiring and the liabilities, if any, to which the transferred assets of Target are subject, were incurred by Target in the ordinary course of its business.


5. The Merger is being undertaken for valid non-tax business reasons, including to allow Acquiring to establish a presence in Pennsylvania and to expand and diversify its market areas and customer base outside of New York State and to afford Target the advantages of a combination with a larger financial institution.

6. Following the Merger, Acquiring will continue the historic business of Target or use a significant portion of Target's historical business assets in a business.

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September 10, 2003
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7.   Acquiring has no plan or intention to sell or otherwise dispose of any of the assets of Target acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.


8. Acquiring, Target and the shareholders of Target will each pay their respective expenses in connection with the Merger.

9. There is no intercorporate indebtedness existing between Acquiring and Target that was issued, acquired, or will be settled at a discount.

10. No two parties to the transaction are investment companies within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.

11. Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

12. The fair market value of the assets of Target transferred to Acquiring in pursuance of the Merger equals or exceeds the sum of (a) the liabilities assumed by Acquiring, plus (b) the amount of liabilities, if any, to which the transferred assets are subject.

13. Under the terms of the Agreement, at least 50 percent of the fair market value of the total consideration issued to Target shareholders will consist of Acquiring stock.

                                    OPINIONS

On the basis of the facts and representations set forth above, it is our opinion that:

1. The merger of Target with and into Acquiring will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code; Target and Acquiring will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by Target shareholders who receive solely shares of Acquiring common stock in exchange for their shares of Target common stock (Section 354(a)(1)).


3. To the extent Target shareholders receive common stock and cash in exchange for their shares of Target common stock, gain, if any, ,but not loss, will be recognized but not in

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     excess of the cash received (Section 356(a)(1)). If the exchange has the effect of the distribution of a dividend (determined with the application of Section 318), then the amount of gain recognized that is not in excess of the ratable share of undistributed earnings and profits will be treated as a dividend (Section 356(a)(2)).

4. To the extent Target shareholders receive solely cash in exchange for their shares of Target common stock and as a result hold no Acquiring stock following the Merger (either directly or through the application of Section
     318), they be will be treated as having a complete termination of interest in Target. The cash received by such shareholders will be treated as a distribution in full payment in exchange for Target stock (Section 302(b)(3)). As provided in Section 1001, gain will be realized and recognized by such shareholders to the extent of the difference between the redemption price and the adjusted basis of the Target stock surrendered.


5. No gain or loss will be recognized by Target as a result of the Merger (Section 361(a)).

6. No gain or loss will be recognized to Acquiring upon the Merger (Section 1032(a)).

7. The aggregate tax basis for Acquiring shares received by each Target shareholder in the transaction will be the same as the aggregate tax basis of the Target shares held by each such Target shareholder immediately prior to the Merger, decreased by the amount of cash received by the shareholder and increased by the amount of gain recognized by the shareholder on the exchange (Section 358(a)(1)).

8. The holding period of Acquiring shares received by each Target shareholder in the transaction will include the period during which the Target shares surrendered in exchange therefore were held (provided such Target shares were held as capital assets on the Effective Date) (Section 1223(1)).

9. The tax basis of the assets of Target acquired by Acquiring will be the same as the tax basis of such assets in the hands of Target immediately prior to the Merger (Section 362(b)).

10. The holding period of the assets of Target in the hands of Acquiring will include the period during which those assets were held by Target (Section 1223(2)).

11. Acquiring will succeed to and take into account the items of Target described in Section 381(a)(2) of the Code, including the earnings and profits (or deficit in earnings and profits), of Target as of the date of the transaction. Acquiring will take those items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and applicable Treasury Regulations.

                                   DISCUSSION

TAX -FREE REORGANIZATION

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Community Bank System, Inc.
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A transaction will qualify as a tax-free reorganization under Section 368(a) if it satisfies the statutory requirements of a subsection of Section 368(a), as well as certain non-statutory requirements. Below, we discuss each of the requirements.

TYPE "A" REORGANIZATION STATUTORY REQUIREMENTS

Section 368(a)(1)(A) defines a tax-free "A" reorganization as a "statutory merger or consolidation." The Regulations provide that to qualify as an "A" reorganization, a merger must be effected pursuant to the laws of the United States or a State or the District of Columbia.1 In addition, as a result of the merger, (i) all of the assets and liabilities of one "combining entity" must become assets and liabilities of another combining entity, and (ii) and the transferor entity must cease its separate legal existence.2 For this purpose, a combining entity includes a domestic corporation, so that Acquiring and Target both constitute combining entities.

It has been represented to us that the Merger will qualify as a statutory merger under the national banking laws and of the State of Delaware. As a result of the Merger, Target will cease its legal existence and all of its assets and liabilities will be transferred to Acquiring. Therefore, the merger will meet the statutory requirements of Section 368(a)(1)(A).

NON-STATUTORY REQUIREMENTS

In addition to the statutory requirements specified in the Code and Regulations, several additional requirements must also be satisfied in order for a transaction to be a tax-free reorganization under Section 368(a).3 These principles, including business purpose, continuity of shareholder interest and continuity of business enterprise, have generally been incorporated in the Regulations.

  A.  BUSINESS PURPOSE
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To qualify as a tax-free reorganization, a transaction must have a valid corporate business purpose.4 The courts have established that a transaction should not be given effect for tax purposes unless it

--------------------------

1 Treas. Reg.ss.1.368-2T(b)(1)(ii).

2 Treas. Reg.ss.1.368-2T(b)(1)(ii). The regulations define a combining entity as a corporation that is not a disregarded entity for federal tax purposes. Treas. Reg.ss.1.368-2T(b)(1)(i)(B).

3 Treas. Reg.ss.1.368-1(b).

4 Treas. Reg.ss.1.368-2(g) states that, to qualify as a tax-free reorganization, a transaction must be undertaken for reasons germane to the continuance of the business of a corporation that is a party to the reorganization.
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serves a purpose other than federal income tax avoidance. 5 It has been represented to us that the Merger is intended to accomplish a bona fide business purpose in that it will to allow Acquiring to establish a presence in Pennsylvania and to expand and diversify its market areas and customer base outside of New York state and provide Target the advantages of a combination with a larger financial institution. Hence, the business purpose requirement is satisfied.


     B.   CONTINUITY OF SHAREHOLDER INTEREST
          ----------------------------------

To qualify as a tax-free reorganization, a transaction must also satisfy the continuity of shareholder interest requirement ("COI").6 COI generally requires that a substantial part of the value of the proprietary interests in the target corporation be preserved through a continued proprietary interest in the acquiring corporation.7


IN JOHN A. NELSON CO. V. HELVERING, the Supreme Court found that target shareholders retained adequate continuity when they received 38% nonvoting preferred stock and 62% cash.8 The Service has issued guidance stating that for purposes of issuing letter rulings, the continuity test will be met where the target shareholders, as a group, exchange at least 50% by value of the total outstanding target stock immediately prior to the reorganization for stock of the acquiring corporation.9 10 See, for example, John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935) (founding adequate continuity when target shareholders received 38% nonvoting preferred stock and 62% cash); see also Miller v. Commissioner, 84 F.2d 415 (6th Cir. 1936) (25% continuity was found sufficient).Under the Agreement, the maximum aggregate number of Target shares that may be exchanged for cash is 45%. Depending on the share price of Acquiring on the Effective Date, the share exchange ratio pursuant to which Target shares are exchanged for Acquiring shares varies according to the formula established in the Agreement. It has been represented to us that the value of the stock consideration will be above 50% of the total value of the merger consideration. Therefore, the continuity of interest requirement will be satisfied.


C.       PLAN OF REORGANIZATION
         ----------------------


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5 GREGORY V. HELVERING, 293 US 465 (1935).

6 Treas. Reg.ss.1.368-1(e)(1)(i). SEE ALSO CORTLAND SPECIALTY CO. V. COMMISSIONER, 60 F.2d 937 (2nd Cir. 1932), cert. denied, 288 U.S. 599 (1933).

7 Treas. Reg.ss. 1.368-1(e)(1)(i). A proprietary interest will be preserved in a reorganization if (1) such proprietary interest is exchanged for a proprietary interest in the acquiring corporation, (2) it is exchanged by the acquiring corporation for a direct interest in the target corporation, or (3) it otherwise continues as a proprietary interest in the target.

8 296 U.S. 374 (1935).

9 SEE Rev. Proc. 77-37, 1977-2 C.B. 568.

10 SEE, FOR EXAMPLE, JOHN A. NELSON CO. V. HELVERING, 296 U.S. 374 (1935) (founding adequate continuity when target shareholders received 38% nonvoting preferred stock and 62% cash); SEE ALSO MILLER V. COMMISSIONER, 84 F.2d 415 (6th Cir. 1936) (25% continuity was found sufficient).


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Community Bank System, Inc.
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A fundamental aspect of the corporate reorganization concept is a "plan of reorganization." A plan of reorganization is explicitly required by Sections 354 and 361, which grant tax-free treatment to exchanges only if they are made "in pursuance of the plan of reorganization." A plan of reorganization must be adopted by each of the corporations that are parties to the reorganization and the adoption must be shown by the acts of their officers and appear on the official records of the corporations.11 The Agreement has been executed by officers of Acquiring and Target, and it sets forth all of the terms of the Merger, and thus, constitutes a valid plan of reorganization. Hence, the plan of reorganization requirement is satisfied.

D.       CONTINUITY OF BUSINESS ENTERPRISE
         ---------------------------------

A transaction constitutes a tax-free reorganization only if there is a continuity of the business enterprise ("COBE"). 12 Continuity of the business enterprise is preserved if the acquiring corporation, either:

         (1) continues the target corporation's historic business; or

         (2) uses a significant portion of the target corporation's historic business assets in a business.

In determining whether a line of business or a portion of the target's historic business assets is significant, all relevant facts and circumstances are considered.13


It has been represented to us that Acquiring will continue the historic business of Target and has no plan or intention to sell or dispose of assets other than in the ordinary course of business. As a result, the continuity of business enterprise requirement will be satisfied.

TAXATION OF CASH PAYMENTS

Shareholders of Target that do not accept the All Stock Election may be entitled to receive cash consideration under either the All Cash Election or the Mixed Election.

The federal income tax treatment of shareholders receiving only cash is governed by section 302 of the Code. Under that provision, a redemption of stock for cash or property is either treated as an exchange (giving rise to capital gain or loss provided the stock is held as a capital asset) or as a dividend, depending on whether the redemption meets certain statutory tests. Under Section 302(b)(3), a

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11 Treas. Reg.ss.1.368-3(a).

12 Treas. Reg.ss.1.368-1(d).

13 Treas. Reg.ss.1.368-1(d)(1).

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 redemption is treated as an exchange, rather than a dividend, when the redemption completely terminates the shareholder's interest in the corporation. In determining whether the shareholder has completely terminated its interest in the corporation, Section 302(c) specifies that the redeeming shareholder will be treated as owning stock held by certain related parties under Section 318.

Shareholders that receive the Mixed Election may be subject to either dividend treatment or capital gains treatment, depending on whether their holding (taking into account stock that is attributed to them under Section 318) is reduced sufficiently that they are considered to have a "substantially disproportionate redemption." When a similar situation was presented to the Supreme Court in COMMISSIONER V. CLARK,14 it was held that the payment received by the shareholder should be treated as if it were made by the acquiring corporation in a hypothetical section 302 redemption, as if there had been a stock distribution followed by a redemption of the shareholders interest. In Revenue Ruling 93-61,15 the IRS indicated that it would adopt this approach. This determination is necessarily made on the basis of specific facts and circumstances on a shareholder-by-shareholder basis, and therefore, no generalization can be made as to the result to the Target shareholders as a group.


                             CAVEATS AND LIMITATIONS

The conclusions reached in this opinion represent and are based upon our best judgment regarding the application of federal income tax laws arising under the Internal Revenue Code, judicial decisions, administrative regulations, published rulings and other tax authorities existing as of the date of this opinion. This opinion is not binding upon the Internal Revenue Service or the courts and there is no guarantee that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. PricewaterhouseCoopers LLP undertakes no responsibility to advise any party or shareholder of any new developments in the application or interpretation of the federal income tax laws.

This opinion does not address any federal tax consequences of the transactions set forth herein, or transactions related or proximate to such transactions, except as specifically set forth herein. This opinion does not address any state, local, foreign, or other tax consequences that may result from any of the transactions set forth herein, or transactions related to such transactions. This opinion may not be relied upon by any other party to this transaction or in any other transaction without our prior written consent.


-----------------------------

14 489 U.S. 726 (1989)
15 I.R.B. 1993-30,10, (Sep. 09, 1993)
16 489 U.S. 726 (1989)
17 I.R.B. 1993-30,10, (Sep. 09, 1993)

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Community Bank System, Inc.
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This opinion is based upon the representations, documents, facts, and assumptions that have been included or referenced herein and the assumption that such information is accurate, true, and authentic. This opinion does not address any transactions other than those described herein. This opinion does not address any transactions whatsoever if all the transactions described herein are not consummated as described herein without waiver or breach of any material provision thereof or if the assumptions set forth herein are not true and accurate at all relevant times. In the event any one of the facts or assumptions is incorrect, in whole or in part, the conclusions reached in this opinion might be adversely affected.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP